UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 14, 2011 (March 1, 2011)

NET SAVINGS LINK, INC.
formerly, Calibert Explorations, Ltd.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53346
(Commission File No.)

645 Bayway Boulevard,
Clearwater Beach, Fl 33767
(Address of principal executive offices and Zip Code)

(727) 442-2600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01                      REGULATION FD DISCLOSURE.

On March 1, 2011 we issued a press release announcing our name change to Net Savings Link, Inc. in furtherance of its new business strategy, to provide consumers with unparalleled savings on everyday items through an online membership participation program.

On March 2, 2011, we issued a press release announcing the recognition of our mission to provide savings benefits to families across America in today's challenging economic times, we will be providing full memberships to NetSavingsLink.com, for free, to the next 100,000 visitors to our website as a "kick off" to our "Give Back To America Program."

On March 4, 2011, we issued a press release announcing that our new business model is taking aim at the expanding multi-billion dollar U.S. consumer savings market.

On March 4, 2011, we announced that we have, in order to provide an increasing selection of brand name savings choices, targeted expansion of its affiliate links at its NetSavingsLink.com website.

On March 7, 2011, we issued a press release announcing that as a company in the business of delivering discount cost savings deals to consumers throughout the United States, we are leveraging  the successful  "Deal of The Day"  business model from websites like Groupon, LivingSocial, Tippr, Buy With Me, Eversave and KGB Deals, by simultaneously offering thousands of discount deals on thousands of products and services, to virtually every US family without geographical limitation, on every given day, while at the same time earning commissions from every transaction.

On March 10, 2011, we issued a press release announcing the opening of our Partnership Division which will provide the availability of a turnkey duplicate of the NetSavingsLink.com website to U.S. media based companies.

ITEM 9.01                      EXHIBITS.

Exhibit	Document Description

99.1	Press Release dated for March 1, 2011.
99.2	Press Release dated for March 2, 2011.
99.3	Press Release dated for March 4, 2011.
99.4	Press Release dated for March 4, 2011.
99.5	Press Release dated for March 7, 2011.
99.6	Press Release dated for March 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of March, 2011.

NET SAVINGS LINK, INC.

BY:	DAVID SALTRELLI
David Saltrelli
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and member of the Board of Directors